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Exhibit (a)(1)(J)(vi)

RULES

OF

THE MERCURY INTERACTIVE CORPORATION 2001

INLAND REVENUE APPROVED SUB-PLAN FOR

UNITED KINGDOM EMPLOYEES

Adopted by the Company on:

Approved by the Inland Revenue on:

Inland Revenue reference no: X22075/PAM

PricewaterhouseCoopers
Harman House, 1 George Street,
Uxbridge, Middlesex UB8 1QQ

Tel: 01895 275061
Fax: 01895 274777
Ref: AM/CAM/5061

SCHEDULE

RULES OF THE MERCURY INTERACTIVE CORPORATION 2001
INLAND REVENUE APPROVED SUB-PLAN FOR
UNITED KINGDOM EMPLOYEES

1.     General

  This schedule to the Amended and Restated Mercury Interactive Corporation 2000 Supplemental Stock Plan ("the Plan") sets out the rules of the Mercury Interactive Corporation 2001 Inland Revenue Approved Sub-Plan for United Kingdom Employees ("the Sub-Plan").

2.     Establishment of Sub-Plan

  Mercury Interactive Corporation ("the Company") has established the Sub- Plan under section 4(b)(xiii) of the Plan, which authorises the Company to establish sub-plans to the Plan(1).

3.     Purpose of Sub-Plan

  The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Company under the Plan.

4.     Inland Revenue approval of Sub-Plan

  The Sub-Plan is intended to be approved by the Inland Revenue under Schedule 9 to ICTA 1988.

5.     Rules of Sub-Plan

  The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub- Plan. In the event of any conflict between the rules of the Plan and this schedule, the schedule shall prevail.

6.     Relationship of Sub-Plan to Plan

  The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.     Interpretation

  In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Company in the circumstances referred to in rule 25;
Approval Date	the date on which the Sub-Plan is approved by the Inland Revenue under Schedule 9 to ICTA 1988;
Associated Company	the meaning given to that expression by section 187(2) of ICTA 1988;(2)

Close Company	the meaning given to that expression by section 414(1) of, and paragraph 8 of Schedule 9 to, ICTA 1988;(3)
Consortium	the meaning given to that word by section 187(7) of ICTA 1988;(4)
Control	the meaning given to that word by section 840 of ICTA 1988 and "Controlled" shall be construed accordingly;(5)
Date of Grant	the date on which an Option is granted to an Eligible Employee determined in accordance with section 14 of the Plan;
Eligible Employee
an individual who falls within section 5(a) of the Plan and who is at the Date of Grant an employee of the Company or a company participating in the Sub-Plan and who, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company;
ICTA 1988	the Income and Corporation Taxes Act 1988;
Inland Revenue	the UK Board of Inland Revenue;
Market Value	notwithstanding section 8(b) of the Plan,
(a) in the case of an Option granted under the Sub Plan:
(i)
if at the relevant time the Shares are listed on the London or New York Stock Exchange(6) the closing price of a Share on the London or New York Stock Exchange as reported in the Financial Times or Wall Street Journal respectively for the Date of Grant of the Option;
(ii)
if paragraph (i) does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992(7) and agreed in advance with the Inland Revenue Shares Valuation Division on the Date of Grant of the Option or such earlier date or dates (not being more than thirty days before the Date of Grant) as may be agreed with the Inland Revenue;
(b)
in the case of an option granted under any other share option scheme, the market value of an ordinary share in the capital of the Company determined under the rules of such scheme for the purpose of the grant of the option;
Material Interest	the meaning given to that expression by section 187(3) of ICTA 1988;(7)
New Option	an option granted by way of exchange under rule 25.1;

New Shares	the shares subject to a New Option referred to in rule 25.1;
Option	a subsisting right to acquire Shares granted under the Sub-Plan;
Optionee	an individual who holds an Option or, where the context permits, his legal personal representatives; and
Ordinary Share Capital	the meaning given to that expression by section 832(1) of ICTA 1988.
In this schedule, unless the context otherwise requires:
where a term is defined in the Sub-Plan, the definition given in the Sub-Plan prevails over the definition given in the Plan;
words and expressions not defined above have the same meanings as are given to them in the Plan;
the rule headings are inserted for ease of reference only and do not affect their interpretation;
a reference to a rule is a reference to a rule in this schedule;
the singular includes the plural and vice-versa and the masculine includes the feminine; and
a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.     Companies participating in Sub-Plan

  The companies participating in the Sub-Plan shall be the Company and any company Controlled by the Company which has been nominated by the Company to participate in the Sub-Plan.

9.     Shares used in Sub-Plan

  The Shares shall form part of the Ordinary Share Capital of the Company and shall at all times comply with the requirements of paragraphs 10 to 14 of Schedule 9 to ICTA 1988.(8)

10.   Grant of Options

  An Option shall be granted under and subject to the rules of the Plan as modified by this schedule.

11.   Identification of Options

  An Option Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12.   Contents of Option Agreement

  An Option Agreement issued in respect of an Option shall state:

    that it is issued in respect of an Option;

    the date of grant of the Option;

    the number of Shares subject to the Option;

    the exercise price under the Option;

    any performance target or other condition imposed on the exercise of the Option;

    the date(s) on which the Option will ordinarily become exercisable; and

    the dates on which the Option will become exercisable by a leaver.

13.   Earliest date for grant of Options

  An Option may not be granted earlier than the Approval Date.

14.   Persons to whom Options may be granted

  An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

15.   Options non transferable

  Notwithstanding section 10 of the Plan, an Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 24, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Optionee purports to transfer, charge or otherwise alienate the Option.

16.   Limit on number of Shares placed under Option under Sub-Plan

  For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of section 3 of the Plan.

17.   Inland Revenue limit (£30,000)

  Notwithstanding sections 4(b) and 5(d) of the Plan, an Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Company or an Associated Company and approved by the Inland Revenue under Schedule 9 to ICTA 1988 (other than a savings related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 28 of Schedule 9 to ICTA 19889. For this purpose, the United Kingdom sterling equivalent of the market value of a share on any day shall be determined by taking the spot sterling/US dollar exchange rate for that day as shown in the Financial Times. If the grant of an Option would otherwise cause the limit in this rule 17 to be exceeded, it shall take effect as the grant of an

  Option under the Sub-Plan over the highest number of Shares which does not cause the limit to be exceeded.

18.   Exercise price under Options

  Notwithstanding section 8(a) of the Plan, the amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19.   Performance target or other condition imposed on exercise of an Option

  Any performance target or other condition imposed on the exercise of an Option under sections 4(b)(vi) and 9(a) of the Plan shall be:

  19.1
  objective;

  19.2
  such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

  19.3
  stated on the Date of Grant.

  If an event occurs as a result of which the Administrator considers that a performance target or other condition imposed on the exercise of an Option is no longer appropriate and substitutes, varies or waives under section 4(b)(ix) of the Plan the performance target or condition, such substitution, variation or waiver shall:

  19.4
  be reasonable in the circumstances; and

  19.5
  produce a fairer measure of performance and be neither materially more nor less difficult to satisfy.

20.   Latest date for exercise of Options

  Notwithstanding section 7, an Option may not be exercised more than ten years after the Date of Grant and to the extent not so exercised by that time the Option shall lapse immediately.

21.   Material Interest

  An Option may not be exercised if the Optionee then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

22.   Manner of payment for Shares on exercise of Options

  The amount due on the exercise of an Option shall be paid in cash or by cheque or banker's draft and may be paid out of funds provided to the Optionee on loan by a bank, broker or other person. The amount may also be paid via a broker assisted cashless exercise procedure, provided this has been agreed as acceptable with the UK Inland Revenue. Notwithstanding section 8(c) of the Plan, the amount may not be paid by promissory note or by the transfer to the Company of Shares or any other shares or securities. The date of exercise of an Option shall be the date on which the Company receives the amount due on the exercise of the Option.

23.   Issue or transfer of Shares on exercise of Options

  Notwithstanding section 16 of the Plan, and subject only to compliance by the Optionee with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

  23.1
  the listing of the Shares on any stock exchange on which Shares are then listed;

  23.2
  such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable;

  the Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Optionee, or procure the issue or transfer to the Optionee of, the number of Shares specified in the notice of exercise and shall deliver to the Optionee, or procure the delivery to the Optionee of, a Stock Certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Option Agreement in respect of, or the original Option Agreement endorsed to show, the unexercised part of the Option. Save that the exercise shall be considered only conditional until the Optionee has made provision for the payment or withholding of any taxes required to be withheld in accordance with any applicable law in respect of the exercise of the Option or the receipt of the Shares.

24.   Death of Optionee

  If an Optionee dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise his Options at any time during the period described in section 9(d) of the Plan. If not so exercised, the Options shall lapse immediately.

24.1
Notwithstanding Section 9(d) of the Plan, no Option may be exercised more than 12 months after the date of death of the Optionee.

25.   Change in Control of Company

25.1 Exchange of Options

  If a company ("Acquiring Company") obtains Control of the Company as a result of making:

  25.1.1
  a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

  25.1.2
  a general offer to acquire all the shares in the Company of the same class as the Shares an Optionee may, at any time during the period set out in rule 25.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option ("New Option") which is equivalent to the Option but which relates to shares ("New Shares") in:

  25.1.3
  the Acquiring Company;

  25.1.4
  a company which has Control of the Acquiring Company; or

  25.1.5
  a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

25.2 Period allowed for exchange of Options

  The period referred to in rule 25.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

25.3 Meaning of "equivalent"

  The New Option shall not be regarded for the purpose of this rule 25 as equivalent to the Option unless:

  25.3.1
  the New Shares satisfy the conditions in paragraphs 10 to 14 of Schedule 9 to ICTA 1988; and

  25.3.2
  save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

  25.3.3
  the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

  25.3.4
  the total amount payable by the Optionee for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Optionee for the acquisition of the Shares under the Option.

25.4 Date of grant of New Option

  The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

25.5 Application of Sub-Plan to New Option

  In the application of the Sub-Plan to the New Option, where appropriate, references to "Company" and "Shares" shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of "Administrator" the references to "Company" and "Board" shall be read as if they were references to Mercury Interactive Corporation and it's Board.

25.6 Disapplication of section 12(c) of the Plan

  References in section 12(c) of the Plan to assumption of the Options, replacement or exchange with comparable Options and substitution of Options, shall be disapplied for the purposes of the

  Sub-Plan to the extent that such replacement or exchange does not satisfy the requirements of Paragraph 15 of Schedule 9 to ICTA 1988.

  If an exchange of Options in accordance with this rule 25 is not offered by the Acquiring Company, and a replacement or exchange under section 12(c) does not satisfy the requirements of paragraph 15 of schedule 9 to ICTA 1988, the Option shall become exercisable in accordance with section 12(c) of the Plan. The period allowed for this shall be the later of 15 days from the date that the Optionee is informed that no exchange is offered.

26.   Rights attaching to Shares issued on exercise of Options

  Notwithstanding section 9(a) of the Plan, all Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the shares of the same class in issue at the date of such exercise save as regards any rights attaching to such shares by reference to a record date prior to the date of such exercise.

27.   Amendment of Sub-Plan

  Notwithstanding section 15 of the Plan, no amendment of the Sub-Plan, whether taking the form of an amendment of the Plan or this schedule, shall take effect until it has been approved by the Inland Revenue.

28.   Adjustment of Options

  Notwithstanding section 4(b)(xiii) and section 12 of the Plan, any adjustment of an Option:

  28.1
  shall not be made unless the adjustment is permitted pursuant to paragraph 29(7) of Schedule 9 to ICTA 1988; and

  28.2
  shall not take effect until it has been approved by the Inland Revenue.

29.   Exercise of discretion by Administrator

  In exercising any discretion which it may have under the Sub-Plan, the Administrator shall act fairly and reasonably.

30.   Disapplication of certain provisions of Plan

  The provisions of the Plan dealing with Stock Purchase Rights shall not form part of, and no such rights may be granted under, the Sub-Plan.

  The following provisions of the Plan shall not form a part of the Sub-Plan:

    the parts of Section 4(b)(vi) relating to acceleration of vesting and forfeiture restrictions (and waiver of restrictions)

    section 4(b)(xi), save to the extent that any Option exchange program would take effect pursuant to clause 12(c), and would comply with paragraph 15 of Schedule 9 to ICTA1988;

    the second sentence of section 5(a) relating to grants of Options to prospective employees;

    section 5(d)(iv) relating to cancellation of Options;

    the second sentence of section 8(a) of the Plan, relating to amendment of an Option;

    section 8(d) of the Plan;

    section 9 of the Plan where references are made to company repurchase options;

    section 13(b) of the Plan relating to stock withholding on exercise of options. The exercise shall instead be conditional upon the Optionee making provision for the payment or withholding of any taxes in respect of the exercise of the Option or receipt of the Shares as set out in rule 23; and

    the second paragraph of section 16 of the Plan.

Notes

(1)
The Company is the "grantor" as defined in paragraph 1 of Schedule 9 to ICTA 1988 because it has established the Sub-Plan. In most cases, it will also be the Company which grants options under the Sub-Plan, although this is not a requirement of UK tax legislation.

(2)
A company is treated as another's "associated company" at a given time if, at that time or at any other time within one year previously, one of the two has control of the other, or both are under the control of the same person or persons. A person is taken to have control of a company if he exercises, or is able to exercise or is entitled to acquire, direct or indirect control over the company's affairs and, in particular, if he possesses or is entitled to acquire the greater part of the company's issued share capital or the voting power in the company. UK tax legislation contains two definitions of control: the definition of control here is different from that in paragraph 5 below.

(3)
A close company is a company which is under the control (as defined in paragraph 1 above) of five or fewer participators (eg shareholders) or of any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares, voting power) of, inter alia, a company which he controls or of an "associate" (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non UK resident or 35% of the voting power in the company is held by the public and its shares have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph 8 below), this exclusion does not apply with the result that the normal definition of a "close company" is extended.

(4)
A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three-quarters of the other company's ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital.

(5)
Control means the power of a person to secure:

(a)
by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)
by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person.

(6)
The expression "recognised stock exchange" is defined in section 841 of ICTA 1988. "Recognised stock exchange" means the London Stock Exchange Limited and any stock exchange outside the UK which has been designated by the Inland Revenue as a recognised stock exchange. This includes, inter alia, the New York Stock Exchange, NASDAQ and any exchange registered with the US Securities and Exchange Commission as a national securities exchange. However, clearance is required from the Shares Valuation Division before the NASDAQ price may be used to determine the market price of a NASDAQ listed share.

(7)
Market value in this context means the price which the shares used in the scheme might reasonably be expected to fetch on a sale in the open market (section 272 Taxation of Chargeable Gains Act 1992 ("TCGA 1992"). In making this determination, it is assumed that there is available to any prospective purchaser of the shares all the information which a prudent prospective purchaser of the shares might reasonably require if he were proposing to purchase the shares from a willing vendor by private treaty and at arm's length.

(8)
A person has a material interest in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:

(a)
is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 10 per cent of the ordinary share capital of the company; or

(b)
where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 10 per cent of the assets which would then be available for distribution among the participators.

(9)
The shares used in the scheme must be:

(a)
ordinary shares;

(b)
fully paid up;

(c)
not redeemable; and

(d)
save for certain limited exceptions, not subject to any restrictions which do not apply to all shares of the same class.

  The shares used in the scheme must be:

  (a)
  of a class listed on a recognised stock exchange; or

  (b)
  shares in a company which is not under the control of another company; or

  (c)
  shares in a company which is under the control of another company (other than a company which is, or would if resident in the UK be, a close company) whose shares are listed on a recognised stock exchange.

  The shares used in the scheme form part of the ordinary share capital of:

  (a)
  the grantor (ie the company which has established the scheme); or

  (b)
  a company which has control of the grantor; or

  (c)
  a company which either is, or has control of, a company which is a member of a consortium owning either the grantor or a company having control of the grantor.

  Where the company whose shares are to be used in a scheme has more than one class of ordinary share, the majority of the issued shares of the same class as those which are to be used must be either employee control shares (see below) or:

  (a)
  must not be held by persons (including trustees holding shares on behalf of such persons) who acquired their shares in pursuance of a right conferred on them or opportunity offered to them as directors or employees of any company, and not in pursuance of an offer to the public; and

  (b)
  if the shares are not listed on a recognised stock exchange and the company is under the control of another company whose shares are so listed, must not be held by companies which have control of the company whose shares are in question or of which that company is an associated company.

  Shares are employee control shares if:

  (a)
  the persons holding them are, by virtue of their holding of shares of that class, together able to control the company; and

  (b)
  those persons are, or have been, employees or directors of the company or of another company which is under the control of the company.

(10)
UK tax legislation imposes a limit (currently £30,000) on the "value" of the outstanding options which may be held by an individual participant in an Inland Revenue approved executive share option scheme. The £30,000 limit is calculated by reference to the market value of the shares at the date of grant of the relevant option and is not recalculated for any changes in the share value during the life of the option. When an option is exercised, the shares in respect of which the option is exercised drop out of the account for the purpose of the £30,000 limit, thus creating scope for the grant of an option over further shares to the same individual.

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  Exhibit (a)(1)(J)(vi)